CERTIFICATE OF DETERMINATION OF RIGHTS,
                           PREFERENCES AND PRIVILEGES
                                       OF
                      SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                             TELENETICS CORPORATION

                                       AND

                             CERTIFICATE OF DECREASE
                                   OF EACH OF
              SERIES A 7.0% CONVERTIBLE REDEEMABLE PREFERRED STOCK,
                    SERIES B CONVERTIBLE PREFERRED STOCK AND
                      SERIES C CONVERTIBLE PREFERRED STOCK

         Shala Shashani and David Stone certify that:

         A. They are Chairman and Secretary, respectively, of Telenetics Corporation, a California corporation (the "Company").

         B. Pursuant to authority given by the Company's Restated and Amended Articles of Incorporation, the Board of Directors of the Company has duly adopted the following preambles and resolutions:

         WHEREAS, the Restated and Amended Articles of Incorporation of the Company provide for a class of shares known as undesignated Preferred Stock, issuable from time to time in one or more series; and

         WHEREAS, the Board of Directors of the Company is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of undesignated Preferred Stock, to fix the number of shares constituting any such series and to determine the designation thereof, or any of them; and

         WHEREAS, the Board of Directors now desires, pursuant to the authority described above, to determine and fix the rights, preferences, privileges and restrictions relating to a series of Preferred Stock and the number of shares constituting and the designation of that series.

         NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby fixes and determines the designation of, the number of shares constituting and the rights, preferences, privileges and restrictions relating to a series of Preferred Stock as follows:

         1. DESIGNATION. There is hereby created a series of Preferred Stock designated as "Series A Convertible Preferred Stock" ("Series A Preferred Shares") with the rights, preferences, privileges and restrictions set forth below.

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

         2. NUMBER AND RANK. The number of shares constituting the Series A Preferred Shares shall be 400. The Series A Preferred Shares shall rank senior to the common stock, no par value per share (the "Common Stock"), of the Company as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series A Preferred Shares, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior or equal rank to the Series A Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series A Preferred Shares, the Company shall not hereafter authorize or make any amendment to the Company's Restated and Amended Articles of Incorporation or bylaws, or make any resolution of the board of directors with the California Secretary of State containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the holders of the Series A Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock. In the event of the merger or consolidation of the Company with or into another corporation, the Series A Preferred Shares shall maintain their relative powers, designations, and preferences provided for herein and no merger shall result inconsistent therewith.

         3. DIVIDENDS. The Series A Preferred Shares shall not bear any dividends.

         4. VOLUNTARY CONVERSION OF SERIES A PREFERRED SHARES. A holder of Series A Preferred Shares shall have the right, at such holder's option, to convert the Series A Preferred Shares into shares of the Company's Common Stock, on the following terms and conditions:

                  (a) CONVERSION RIGHT. Subject to the provisions of Sections 4(g) and 5(a) below, at any time or times on or after the earlier of (i) 90 days after the Issuance Date (as defined herein), (ii) 5 days after receiving a "no-review" status from the U.S. Securities and Exchange Commission (the "SEC") in connection with a registration statement ("REGISTRATION STATEMENT") covering the resale of Common Stock upon conversion of the Series A Preferred Shares and required to be filed by the Company pursuant to the Registration Rights Agreement between the Company and its initial holders of Series A Preferred Shares (the "REGISTRATION RIGHTS AGREEMENT"), or (iii) the date that the Registration Statement is declared effective by the SEC, any holder of Series A Preferred Shares shall be entitled to convert any Series A Preferred Shares into fully paid and nonassessable shares (rounded to the nearest whole share in accordance with Section 4(h) below) of Common Stock, at the Conversion Rate (as defined below); PROVIDED, HOWEVER, that in no event other than upon a Mandatory Conversion pursuant to Section 4(g) hereof, or upon a Triggering Event pursuant to Section 5(e) hereof, shall any holder be entitled to convert Series A Preferred Shares in excess of that number of Series A Preferred Shares which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates to exceed 4.99% of the outstanding shares of the Common Stock following such

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

conversion. For purposes of the foregoing proviso, the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series A Preferred Shares with respect to which the determination of such proviso is being made, but shall exclude the number of shares of Common Stock which would be issuable upon conversion of the remaining, non-converted Series A Preferred Shares beneficially owned by the holder and its affiliates. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.

                  (b) CONVERSION RATE. The number of shares of Common Stock issuable upon conversion of each of the Series A Preferred Shares pursuant to Sections 4(a) and 4(g) shall be determined according to the following formula (the "CONVERSION RATE"):

                                    $10,000
                                ----------------
                                CONVERSION PRICE

For purposes of this Certificate of Determination, the following terms shall have the following meanings:

                           (i) "AVERAGE MARKET PRICE" means, with respect to any
security for any period, that price which shall be computed as the arithmetic average of the Closing Bid Prices for such security for each trading day in such period;

                           (ii) "CLOSING BID PRICE" means, for any security as
of any date, the last closing bid price on the Nasdaq SmallCap Market (the "NASDAQ SMALLCAP") as reported by Bloomberg Financial Markets ("BLOOMBERG"), or, if the Nasdaq SmallCap is not the principal trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing sale price of such security in the over-the-counter market on the pink sheets or bulletin board for such security as reported by Bloomberg, or, if no closing sale price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined in good faith by the Board of Directors of the Company (all as appropriately adjusted for any stock dividend, stock split or other similar transaction during such period);

                           (iii) "CONVERSION PERCENTAGE" means 80% as adjusted
as described herein;

                           (iv) "CONVERSION PRICE" means as of any Conversion
Date, the lower of the Fixed Conversion Price and the Floating Conversion Price, each in effect as of such date, if applicable, and subject to adjustment as provided herein;

                           (v) "FIXED CONVERSION PRICE" means 120% of the
Closing Bid Price of the Company's Common Stock on the day of Closing;

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

                           (vi) "FLOATING CONVERSION PRICE" means, as of any
date of determination, the amount obtained by multiplying the Conversion Percentage in effect as of such date by the lowest three (3) closing bid prices of the Common Stock on the Principal market quoted by Bloomberg L.P. for the twenty (20) trading days immediately preceding the Conversion Date; and

                           (vii) "ISSUANCE DATE" means the date of issuance of
the Series A Preferred Shares.

                  (c) PENALTY - REGISTRATION STATEMENT. If the Registration Statement is not declared effective by the SEC on or before the one hundred and twentieth (120th) day following the Issuance Date (the "SCHEDULED EFFECTIVE DATE"), or if after the Registration Statement has been declared effective by the SEC, sales cannot be made pursuant to the Registration Statement (whether because of a failure to keep the Registration Statement effective, to disclose such information as is necessary for sales to be made pursuant to the Registration Statement, to register sufficient shares of Common Stock or otherwise), then, as partial relief for the damages to any holder by reason of any such delay in or reduction of its ability to sell the underlying shares of Common Stock (which remedy shall not be exclusive of any other remedies at law or in equity), the Company will pay as liquidated damages (the "LIQUIDATED DAMAGES") in penalties to the holder a cash amount within three (3) business days of the end of the month equal two percent (2%) of the Liquidation Value of the shares outstanding as Liquidated Damages.


                  (d) ADJUSTMENT TO CONVERSION PRICE - DILUTION AND OTHER EVENTS. In order to prevent dilution of the rights granted under this Certificate of Determination, the Conversion Price will be subject to adjustment from time to time as provided in this Section 4(d).

                           (i) ADJUSTMENT OF FIXED CONVERSION PRICE UPON
SUBDIVISION OR COMBINATION OF COMMON STOCK. If the Company at any time subdivides (by any stock split, stock dividend, re-capitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Fixed Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Fixed Conversion Price in effect immediately prior to such combination will be proportionately increased.

                           (ii) REORGANIZATION, RECLASSIFICATION, CONSOLIDATION,
MERGER, OR SALE. Any recapitalization, reorganization reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to another Person (as defined below) or other similar transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as in "Organic Change." Prior to the consummation of any Organic Change, the Company will make appropriate provision (in form and substance reasonably satisfactory to the holders of a majority of the Series A Preferred Shares then outstanding) to insure that, upon the consummation of such Organic Change, each of the holders of the Series A Preferred Shares will thereafter have the right to acquire and receive in lieu of the Series A Preferred Shares, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series A Preferred Shares had such Organic Change not taken place. In any such case, the Company will make appropriate provision (in form and substance reasonably satisfactory to the holders of a majority of the Series A Preferred Shares then outstanding) with respect to such holders' rights and interests to insure that the provisions of this Section 4(d) and Section 4(e) below will thereafter be applicable to the Series A Preferred Shares. For purposes of this Agreement, "PERSON" shall mean an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                           (iii) NOTICES.

                                    (A) Immediately upon any adjustment of the
Conversion Price, the Company will give written notice thereof to each holder of Series A Preferred Shares, setting forth in reasonable detail and certifying the calculation of such adjustment.

                                    (B) The Company will give written notice to
each holder of Series A Preferred Shares at least twenty (20) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

                                    (C) The Company will also give written
notice to each holder of Series A Preferred Shares at least twenty (20) days prior to the date on which any Organic Change, Major Transaction (as defined below), dissolution or liquidation will take place.

                  (e) PURCHASE RIGHTS. If at any time the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "PURCHASE RIGHTS"), then the holders of Series A Preferred Shares will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series A Preferred Shares immediately before the date an which a record is taken for the grant issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

                  (f) MECHANICS OF CONVERSION. Subject to the Company's inability to fully satisfy its obligations under a Conversion Notice (as defined below) as provided for in Section 7 below:

                           (i) HOLDER'S DELIVERY REQUIREMENTS. Subject to
Sections 4(a) and 4(g), in order convert Series A Preferred Shares into full shares of Common Stock on any date (the "CONVERSION DATE"), the holder thereof shall (A) deliver or transmit by facsimile, for receipt on or prior to 11:59 p.m., Eastern Standard Time, on such date, a copy of a fully executed notice of conversion (in the form previously provided to the holder) (the "CONVERSION NOTICE") to the Company or its designated transfer agent (the "TRANSFER AGENT"), and (B) surrender to a common carrier for delivery to the Company or the Transfer Agent as soon as practicable following such date, the original certificates representing the Series A Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "PREFERRED STOCK CERTIFICATES") and the originally executed Conversion Notice.

                           (ii) COMPANY'S RESPONSE. Upon receipt by the Company
of a facsimile copy of a Conversion Notice, the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder. Upon receipt by the Company or the Transfer Agent of the Preferred Stock Certificates to be converted pursuant to a Conversion Notice, together with the originally executed Conversion Notice, the Company or the Transfer Agent (as applicable) shall, within ten (10) business days following the date of receipt,
(A) issue and surrender to a common carrier for overnight delivery to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled or (B) credit the aggregate number of shares of Common Stock to which the holder shall be entitled to the holder's or its designee's balance account at The Depository Trust Company.

                           (iii) DISPUTE RESOLUTION. In the case of a dispute as
to the determination of the Average Market Price or the arithmetic calculation of the Conversion Rate, the Company shall promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the disputed determinations or arithmetic calculations to the holder via facsimile within three (3) business days of receipt of such holder's Conversion Notice. If such holder and the Company are unable to agree upon the determination of the Average Market Price or arithmetic calculation of the Conversion Rate within two
(2) business days of such disputed determination or arithmetic calculation being submitted to the holder, then the Company shall within one (1) business day submit via facsimile (A) the disputed determination of the Average Market Price to an independent, reputable investment bank or (B) the disputed arithmetic calculation of the Conversion Rate to its independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the holder of the results no later than forty-eight (48) hours from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

                           (iv) RECORD HOLDER. The person or persons entitled to
receive the shares of Common Stock issuable upon a conversion of Series A Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock following such conversion.

                           (v) COMPANY'S FAILURE TO TIMELY CONVERT. If the
Company shall fail to issue to a holder within seven (7) business days following the date of receipt by the Company or the Transfer Agent of the Preferred Stock Certificates to be converted pursuant to a Conversion Notice, a certificate for the number of shares of Common Stock to which such holder is entitled upon such holder's conversion of Series A Preferred Shares, in addition to all other available remedies which such holder may pursue hereunder and. under the Securities Purchase Agreement between the Company and the initial holders of the Series A Preferred Shares (the "SECURITIES PURCHASE AGREEMENT") (including indemnification pursuant to Section 8 thereof), the Company shall pay additional damages to such holder on each day after the seven (7th) business day following the date of receipt by the Company or the Transfer Agent of the Preferred Stock Certificates to be converted pursuant to the Conversion Notice, for which such conversion is not timely effected, an amount calculated in accordance with the following schedule:

                                                    LATE PAYMENT FOR EACH
              PRINCIPAL AMOUNT BEING               SERIES A PREFERRED SHARE
              NO. BUSINESS DAYS LATE                       CONVERTED
              ----------------------               ------------------------
                        1                                     $100
                        2                                     $200
                        3                                     $300
                        4                                     $400
                        5                                     $500
                        6                                     $600
                        7                                     $700
                        8                                     $800
                        9                                     $900
                        10                                   $1,000
                        11                            $1,000+$200 for each
                                               Business Days Late Beyond 10 days

                  (g) MANDATORY CONVERSION. Each Series A Preferred Share shall automatically be convertible into fully paid and nonassessable shares of Common Stock, immediately upon the happening of any of the following events: (a) the Closing Bid Price of the Common Stock is at least $5.00 for sixty (60) consecutive trading days, or (b) if any Series A Preferred Shares remain outstanding on November 3, 2005. Upon the automatic conversion of the Series A Preferred Shares into shares of Common Stock, the person or persons entitled to receive the Common Stock issuable upon such automatic conversion shall be treated for all purposes as the record holder or holders of such Common Stock on the date following the date of such automatic conversion. All holders of Series

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A Preferred Shares shall thereupon and within two (2) business days thereafter surrender all Preferred Stock Certificates, duly endorsed for cancellation, to the Company or the Transfer Agent. No person shall thereafter have any rights in respect of Series A Preferred Shares, except the right to receive shares of Common Stock on conversion thereof as provided in this Section 4.

                  (h) FRACTIONAL SHARES. The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of the Series A Preferred Shares by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share.

         5. REDEMPTION AT OPTION OF HOLDERS.

                  (a) REDEMPTION OPTION UPON MAJOR TRANSACTION. In addition to all other rights of the holders of Series A Preferred Shares contained herein, after a Major Transaction (as defined below), the holders of Series A Preferred Shares shall have the right in accordance with Section 5(f) and in accordance with applicable law, at the option of the holders of at least two-thirds (2/3) of the Series A Preferred Shares then outstanding, to require the Company to redeem all of the Series A Preferred Shares then outstanding at a price per Series A Preferred Share equal to the greater of (i) 100% of the Liquidation Value (as defined below) of such share and (ii) the price calculated in accordance with the Redemption Rate (as defined below) calculated as of the date of the public announcement of such Major Transaction or the next date on which the exchange or market on which the Common Stock is traded in open if such public announcement is made (A) after 1:00 p.m. Eastern Standard Time on such date or (B) on a date on which the exchange or market on which the Common Stock is traded is closed.

                  (b) REDEMPTION OPTION UPON TRIGGERING EVENT. In addition to all other rights of the holders of Series A Preferred Shares contained herein, after a Triggering Event (as defined below), the holders of Series A Preferred Shares shall have the right in accordance with Section 5(g) and in accordance with applicable law, at the option of the holders of at least two-thirds (2/3) of the Series A Preferred Shares then outstanding, to require the Company to redeem all of the Series A Preferred Shares then outstanding at a price per Series A Preferred Share equal to the greater of (i) 125% of the Liquidation Value of such share and (ii) the price calculated in accordance with the Redemption Rate as of the date immediately preceding such Triggering Event on which the exchange or market on which the Common Stock is traded is open.

                  (c) "REDEMPTION RATE." The "REDEMPTION RATE" shall, as of any date of determination, be equal to (i) the Conversion Rate in effect as of such date as calculated pursuant to Section 4(b) multiplied by (ii) the Closing Bid Price of the Common Stock on such date.

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                  (d) "MAJOR TRANSACTION." A "MAJOR TRANSACTION" shall be deemed to have occurred at such time as any of the following events:

                           (i) the consummation of any merger, reorganization,
restructuring, consolidation, or similar transaction by or involving the Company except (A) a merger or consolidation where the Company is the survivor, or where the holders of the capital stock of the Company immediately prior to such merger or consolidation own at least 50% of the outstanding capital stock of the surviving entity, (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company, or (C) any such transaction in which each of the holders of the Series A Preferred Shares receives cash at least equal to 125% of the Liquidation Value of such shares in accordance with Section 4(d)(ii) hereof;

                           (ii) sale of all or substantially all of the assets
of the Company on a consolidated basis or any similar transaction or related transactions which effectively results in a sale of all or substantially all of the assets of the Company on a consolidated basis, unless, upon consummation of such transaction, the Company reserves an amount in cash at least equal to 125% of the Liquidation Value of the Series A Preferred Shares for payment to the holders thereof.

                  (e) "TRIGGERING EVENT." A "TRIGGERING EVENT" shall be deemed to have occurred at such time as any of the following events:

                           (i) either (A) the failure of the Registration
Statement to be effective or to cover the resale of all of the shares of Common Stock issued or issuable upon conversion of the Series A Preferred Shares at any time after ninety (90) days after the Scheduled Effective Date (provided that for purposes of determining the Closing Bid Price under Section 5(c) above, the Triggering Event shall be deemed to have occurred on the first day of such 60-day period) or (B) for any period of ninety (90) consecutive days after the date that is ninety (90) days after the Scheduled Effective Date that Common Stock issued or issuable upon conversion of the Series A Preferred Shares cannot be sold under the Registration Statement for any reason (provided that for purposes of determining the Closing Bid Price under Section 5(c) above, the Triggering Event shall be deemed to have occurred on the first day of such 60-day period);

                           (ii) if for any reason the Company fails to perform
or observe any covenant, agreement, or other provision contained in Section 2 or 8 hereof;

                           (iii) the Company's notice to the holders of Series A
Preferred Shares as a class, including by way of public announcement, at any time, of its intention not to comply, other than in accordance with the terms hereof, with requests for conversion of any Series A Preferred Shares for shares of Common Stock;

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

                           (iv) if for any reason the Company fails to perform
or observe any covenant, agreement, or other provision contained herein or in the Securities Purchase Agreement, the Registration Rights Agreement, or in any related agreement, and such failure is not cured within 30 days after the Company knows, or should have known with the exercise of reasonable diligence, of the occurrence thereof, and such failure has had, or could reasonably be expected to have, a material adverse effect on (A) the financial condition, operating results, business, properties, or operations of the Company and its subsidiaries taken as a whole taking into account any proceeds reasonably expected to be received by the Company or its subsidiaries in the foreseeable future from insurance policies or rights of indemnification or (B) the Series A Preferred Shares; or

                           (v) any representation or warranty contained in the
Securities Purchase Agreement or the Registration Rights Agreement is false or misleading on or as of the date made and which either reflects or has had a material adverse effect on and which, upon the date that the holders require the Company to redeem the Class A Preferred Shares continues to have a material adverse effect on (A) the financial condition, operating results, business, properties, or operations of the Company and its subsidiaries taken as a whole taking into account any proceeds reasonably expected to be received by the Company or its subsidiaries in the foreseeable future from insurance policies or rights of indemnification or (B) the Series A Preferred Shares.

                  (f) MECHANICS OF REDEMPTION AT OPTION OF BUYER UPON MAJOR TRANSACTION. No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Major Transaction, but not prior to the public announcement of such Major Transaction, the Company shall deliver written notice thereof via facsimile and overnight courier ("NOTICE OF MAJOR TRANSACTION") to each holder of Series A Preferred Shares. At any time after receipt of a Notice of Major Transaction, the holders of at least two-thirds (2/3) of the Series A Preferred Shares then outstanding may require the Company to redeem all of the holders' Series A Preferred Shares then outstanding in accordance with Section 5(a) by delivering written notice thereof via facsimile and overnight courier ("NOTICE OF REDEMPTION AT OPTION OF BUYER UPON MAJOR TRANSACTION") to the Company, which Notice of Redemption at Option of Buyer Upon Major Transaction shall indicate (i) the number of Series A Preferred Shares that such holders are voting in favor of redemption and (ii) the applicable redemption price, as calculated pursuant to Section 5(a) above. Unless the Company shall fail to fully redeem all of the holders' Series A Preferred Shares pursuant to this
Section 5, any notice delivered by the holder pursuant to this subsection shall be irrevocable.

                  (g) MECHANICS OF REDEMPTION AT OPTION OF BUYER UPON TRIGGERING EVENT. As soon as practicable, but in any event no more than five (5) days after the occurrence of a Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier ("NOTICE OF TRIGGERING EVENT") to each holder of Series A Preferred Shares. At any time after receipt of a Notice of Triggering Event, the holders of at least two-thirds (2/3) of the Series A Preferred Shares then outstanding may require the Company to redeem all of the Series A Preferred Shares then outstanding in accordance with Section 5(b) by delivering written notice thereof via facsimile and overnight courier ("NOTICE OF REDEMPTION AT OPTION OF BUYER UPON TRIGGERING EVENT") to the Company, which Notice of Redemption at Option of Buyer Upon Triggering Event shall indicate (i) the number of Series A Preferred Shares that such holders are voting in favor of redemption and (ii) the applicable redemption price, as calculated pursuant to
Section 5(b) above. Unless the Company shall fail to fully redeem all of the holders' Series A Preferred Shares pursuant to this Section 5, any notice delivered by the holder pursuant to this subsection shall be irrevocable.

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

                  (h) PAYMENT OF REDEMPTION PRICE. Upon the Company's receipt of a Notice(s) of Redemption at Option of Buyer Upon Major Transaction or a Notice(s) of Redemption at Option of Buyer Upon Triggering Event, as the case may be, from the holders of at least two-thirds (2/3) of the Series A Preferred Shares then outstanding, the Company shall immediately notify each holder by facsimile of the Company's receipt of such requisite notices necessary to affect a redemption and each holder of Series A Preferred Shares shall thereafter promptly send such holder's Preferred Stock Certificates to be redeemed to the Company or its Transfer Agent. The Company shall pay the applicable redemption price, as calculated pursuant to Section 5(a) or 5(b) above, in cash to such holder within thirty (30) days after the Company' receipt of the requisite notices required to affect a redemption; provided that a holder's Preferred Stock Certificates shall have been so delivered to the Company or its Transfer Agent; PROVIDED FURTHER that if the Company is unable to redeem all of the Series A Preferred Shares, the Company shall redeem an amount from each holder of Series A Preferred Shares equal to such holder's pro-rata amount (based on the number of Series A Preferred Shares held by such holder relative to the number of Series A Preferred Shares outstanding) of all Series A Preferred Shares being redeemed. If the Company shall fail to redeem all of the Series A Preferred Shares submitted for redemption (other than pursuant to a dispute as to the determination of the Closing Bid Price or the arithmetic calculation of the Redemption Rate), the applicable redemption price payable in respect of such unredeemed Series A Preferred Shares shall bear interest at the lesser of (i) the maximum allowable rate per month under California law or (ii) the rate of 2.5% per month (each prorated for partial months) until paid in full. Until the Company pays such unpaid applicable redemption price in full to each holder, holders of at least two-thirds (2/3) of the Series A Preferred Shares then outstanding, including shares of Series A Preferred Shares submitted for redemption pursuant to this Section 5 and for which the applicable redemption price has not been paid, shall have the option (the "VOID OPTIONAL REDEMPTION OPTION") to, in lieu of redemption, require the Company to promptly return to each holder all of the Series A Preferred Shares that were submitted for redemption by such holder under this Section 5 and for which the applicable redemption price has not been paid, by sending written notice thereof to the Company via facsimile (the "VOID OPTIONAL REDEMPTION NOTICE"). Upon the Company's receipt of such Void Optional Redemption Notice(s) and prior to payment of the full applicable redemption price to each holder, (i) the Notice(s) of Redemption at Option of Buyer Upon Triggering Event or the Notice(s) of Redemption at Option of Buyer Upon Major Transaction, as the case Maybe, shall be null and void with respect to those Series A Preferred Shares submitted for redemption and for which the applicable redemption price has not been paid, (ii) the Company shall immediately return any Series A Preferred Shares submitted to the Company by each holder for redemption under this Section 5(h) and for which the applicable redemption price had not been paid, (iii) the Fixed Conversion Price of such returned Series A Preferred Shares shall be adjusted to the lesser of (A) the Fixed Conversion Price as in effect on the date on which the Void Option Redemption Notice(s) is delivered to the Company and (B) the lowest Closing Bid Price during the period beginning on the date on

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

which the Notice(s) of Redemption of Option of Buyer Upon Major Transaction or the Notice(s) of Redemption at Option of Buyer Upon Triggering Event, as the case Maybe, is delivered to the Company and ending on the date on which the Void Optional Redemption Notice(s) is delivered to the Company; PROVIDED that no adjustment shall be made if such adjustment would result in an increase of the Fixed Conversion Price then in effect, and (iv) the Conversion Percentage in effect at such time and thereafter shall be reduced by a number of percentage points equal to the product of (A) two and one-half (2.5) and (B) the number of months (prorated for partial months) in the period beginning on the date on which the Notice(s) of Redemption at Option of Buyer Upon Major Transaction or the Notice(s) of Redemption at Option of Buyer Upon Triggering Event, as the case may be, is delivered to the Company and ending on the date on which the Void Optional Redemption Notice(s) is delivered to the Company. Notwithstanding the foregoing, in the event of a dispute as to the determination of the Closing Bid Price or the arithmetic calculation of the Redemption Rate, such dispute shall be resolved pursuant to Section 4(f)(iii) above with the term "CLOSING BID PRICE" being substituted for the term "AVERAGE MARKET PRICE" and the term "REDEMPTION RATE" being substituted for the term "CONVERSION RATE."

         6. INABILITY TO FULLY CONVERT.

                  (a) HOLDER'S OPTION IF COMPANY CANNOT FULLY CONVERT. If at any time after the earlier to occur of (i) effectiveness of the Registration Statement or (ii) ninety (90) days after the Scheduled Effective Date, upon the Company's receipt of a Conversion Notice, the Company does not issue shares of Common Stock which are registered for resale under the Registration Statement within seven (7) business days of the time required in accordance with Section 4(t) hereof, for any reason or for no reason, including, without limitation, because the Company (x) does not have a sufficient number of shares of Common Stock authorized and available, (y) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, inter-dealer quotation system or other self-regulatory organization with jurisdiction over the Company or its Securities from issuing all of the Common Stock which is to be issued to a holder of Series A Preferred Shares pursuant to a Conversion Notice or (z) fails to have a sufficient number of shares of Common Stock registered and eligible for resale under the Registration Statement, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with suck holder's Conversion Notice and pursuant to Section 4(f) above and, with respect to the unconverted Series A Preferred Shares, the holder, solely at such holder's option, can, in addition to any other remedies such holder may have hereunder, under the Securities Purchase Agreement (including indemnification under Section 8 thereof), under the Registration Rights Agreement, at law or in equity, elect to:

                           (i) require the Company to redeem from such holder
those Series A Preferred Shares for which the Company is unable to issue Common Stock in accordance with such holder's Conversion Notice ("MANDATORY REDEMPTION") at a price per Series A Preferred Share (the "MANDATORY REDEMPTION PRICE") equal to the greater of (x) 120% of the Liquidation Value of such share and (y) the Redemption Rate as of such Conversion Date;

                           (ii) if the Company's inability to fully convert
Series A Preferred Shares is pursuant to Section 6(a)(z) above, require the Company to issue restricted shares of Common Stock in accordance with such holder's Conversion Notice and pursuant to Section 4(f) above; or

                           (iii) void its Conversion Notice and retain or have
returned, as the case may be, the nonconverted Series A Preferred Shares that were to be converted pursuant to such holder's Conversion Notice.

         7. REISSUANCE OF CERTIFICATES. In the event of a conversion or redemption pursuant to this Certificate of Determination of less than all of the Series A Preferred Shares represented by a particular Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the holder of such Series A Preferred Shares a Preferred Stock Certificate representing the remaining Series A Preferred Shares which have not been so converted or redeemed.

         8. RESERVATION OF SHARES. The Company shall, so long as any of the Series A Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Shares, such shares of the Common Stock as shall from time to time be sufficient to affect the conversion of all of the Series A Preferred Shares. If at any time the Company does not have available an amount of authorized and unissued shares of Common Stock necessary to satisfy full conversion of all of the Series A Preferred Shares outstanding, the Company shall call and hold a special shareholders meeting with thirty (30) days of such occurrence, for the sole purpose of increasing the number of shares authorized. Furthermore, management of the Company shall recommend to the shareholders to vote in favor of increasing the number of common shares authorized. Management shall also vote all of its shares of Common Stock in favor of increasing the number of shares of Common Stock authorized.

         9. VOTING RIGHTS. Holders of Series A Preferred Shares shall have no voting rights, except as required by applicable law, and except as expressly provided in this Certificate of Determination.

         10. LIQUIDATION, DISSOLUTION, WINDING-UP. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of the Series A Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "PREFERRED FUNDS"), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Series A Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Series A Preferred Share equal to the sum of $10,000 (such sum being referred to as the "LIQUIDATION VALUE"); provided that, if the Preferred Funds are insufficient to pay the full amount due to the holders of Series A Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Series A Preferred Shares as to payments of Preferred Funds (the "PARI PASSU SHARES"), then each holder of Series A Preferred Shares and Pari Passu Shares shall receive a percentage of the Preferred Funds equal to the full amount of Preferred Funds payable to such holder as a liquidation preference, in accordance with their respective Certificate of Determination, as a percentage of the full amount of Preferred Funds payable to all holders of Series A Preferred Shares and Pari Passu Shares. The purchase or redemption by the Company of stock of any class in any manner permitted by law, shall not for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company. No holder of Series A Preferred Shares shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Company other than the amounts provided for herein.

         11. RESTRICTION ON REDEMPTION AND DIVIDENDS.

                  (a) RESTRICTION ON DIVIDEND. If any Series A Preferred Shares are outstanding, without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series A Preferred Shares, the Company shall not directly or indirectly declare, pay or make any dividends or other distributions upon any of the Common Stock so long as written notice thereof has been given to holders of the Series A Preferred Shares at least 30 days prior to the earlier of (a) the record date taken for or (b) the payment of any such dividend or other distribution. Notwithstanding the foregoing, this
Section 11(a) shall not prohibit the Company from declaring and paying a dividend in cash with respect to the Common Stock so long as the Company: (i) pays simultaneously to each holder of Series A Preferred Shares an amount in cash equal to the amount such holder would have received had all of such holder's Series A Preferred Shares been converted to Common Stock pursuant to
Section 4 hereof one business day prior to the record date for any such dividend, and (ii) after giving effect to the payment of any dividend and any other payments required in connection therewith including to the holders of the Series A Preferred Shares under Section 11(a)(i) hereof, the Company has in cash or cash equivalents an amount equal to the aggregate of: (A) all of its liabilities reflected on its most recently available balance sheet, (B) the amount of any indebtedness incurred by the Company or any of its subsidiaries since its most recent balance sheet, (C) 125% of the amount payable to all holders of any shares of any class of preferred stock of the Company assuming a liquidation of the Company as the date of its most recently available balance sheet and (D) meets all other requirements of applicable law.

                  (b) RESTRICTION ON REDEMPTION. If any Series A Preferred Shares are outstanding, without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series A Preferred Shares, the Company shall not directly or indirectly redeem, purchase or otherwise acquire from any person or entity other than from a direct or indirect wholly-owned subsidiary of the Company, or permit any subsidiary of the Company to redeem, purchase or otherwise acquire from any person or entity other than from the Company or another direct or indirect wholly-owned subsidiary of the Company, any of the Company's or any subsidiary's capital stock or other equity securities (including, without limitation, warrants, options and other rights to acquire such capital stock or other equity securities).

         12. VOTE TO CHANGE THE TERMS OF SERIES A PREFERRED SHARES. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than two-thirds (2/3) of the then outstanding Series A Preferred Shares, shall be required for any change to this Certificate of Determination or the Company's Restated and Amended Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series A Preferred Shares.

         13. LOST OR STOLEN CERTIFICATES. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Series A Preferred Shares, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date; PROVIDED, HOWEVER, that the Company shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such Series A Preferred Shares into Common Stock.

         14. WITHHOLDING TAX OBLIGATIONS. Notwithstanding anything herein to the contrary, to the extent that the Company receives advice in writing from its counsel that there is a reasonable basis to believe that the Company is required by applicable federal laws or regulations and delivers a copy of such written advice to the holders of the Series A Preferred Shares so effected, the Company may reasonably condition the making of any distribution (as such term is defined under applicable federal tax law and regulations) in respect of any Series A Preferred Shares on the holder of such Series A Preferred Shares depositing with the Company an amount of cash sufficient to enable the Company to satisfy its withholding tax obligations (the "WITHHOLDING TAX") with respect to such distribution. Notwithstanding the foregoing or anything to the contrary, if any holder of the Series A Preferred Shares so effected receives advice in writing from its counsel that there is a reasonable basis to believe that the Company is not so required by applicable federal laws or regulations and delivers a copy of such written advice to the Company, the Company shall not be permitted to condition the making of any such distribution in respect of any Series A Preferred Shares on the holder of such Series A Preferred Shares depositing with the Company any Withholding Tax with respect to such distribution; PROVIDED, HOWEVER, that the Company may reasonably condition the making of any such distribution in respect of any Series A Preferred Shares on the holder of such Series A Preferred Shares executing and delivering to the Company, at the election of the holder, either: (i) if applicable, a properly completed Internal Revenue Service Form 4224, or (ii) an indemnification agreement in reasonably acceptable form, with respect to any federal tax liability, penalties and interest that may be imposed upon the Company by the Internal Revenue Service as a result of the Company's failure to withhold in connection with such distribution to such holder. If the conditions in the preceding two sentences are fully satisfied, the Company shall not be required to pay any additional damages set forth in Section 4(f)(v) of this Certificate of Determination if its failure to timely deliver any Conversion Shares results solely from the holder's failure to deposit any withholding tax hereunder or provide to the Company an executed indemnification agreement in the form reasonably satisfactory to the Company.

         C. The authorized number of shares of Series A Convertible Preferred Stock is 400, none of which has been issued.

         D. Pursuant to Sections 401(c) and 401(f) of the California Corporations Code, the Board of Directors of the Company has duly adopted the following preambles and resolutions:

         WHEREAS, the Company previously authorized and issued shares of each of the following series of preferred stock: Series A 7.0% Convertible Redeemable Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock (collectively, the "Previously Authorized and Issued Preferred Stock"); and

         WHEREAS, the Board of Directors of the Company is authorized to fix the number of shares constituting each series of the Previously Authorized and Issued Preferred Stock; and

         WHEREAS, as of the date hereof, zero shares of the Previously Authorized and Issued Preferred Stock are currently outstanding; and

         WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to decrease to zero each series of the Previously Authorized and Issued Preferred Stock, such that, pursuant to Section 401(f) of the California Corporations Code and upon the appropriate filings with the Secretary of State of the State of California, each such series of Previously Authorized and Issued Preferred Stock shall no longer be an authorized series of capital stock of the Company.

         NOW THEREFORE BE IT RESOLVED, that the Board of Directors hereby decreases to zero the number of authorized shares of each of the following series of Previously Authorized and Issued Preferred Stock: Series A 7.0% Convertible Redeembable Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock.

         E. The currently outstanding number of shares of Series A 7.0% Convertible Redeemable Preferred Stock is zero. The currently outstanding number of shares of Series B Convertible Preferred Stock is zero. The currently outstanding number of shares of Series C Convertible Preferred Stock is zero. The authorized number of shares of Series A 7.0% Convertible Redeemable Preferred Stock shall be decreased to zero. The authorized number of shares of Series B Convertible Preferred Stock shall be decreased to zero. The authorized number of shares of Series C Convertible Preferred Stock shall be decreased to zero.

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

         IN WITNESS WHEREOF, the undersigned have executed this certificate this 30th day of October, 2000.

                                                     /S/ Shala Shashani
                                                     ---------------------------
                                                     Shala Shashani, Chairman

                                                     /S/ David Stone
                                                     ---------------------------
                                                     David Stone, Secretary